Exhibit 99.1

PBF Energy Announces Election of Edward F. Kosnik to its Board of Directors

PARSIPPANY, N.J.--(BUSINESS WIRE)--February 20, 2013--PBF Energy Inc. (NYSE: PBF) announced today the election of Edward F. Kosnik as an independent member to its Board of Directors. Mr. Kosnik will also serve on PBF’s Audit Committee.

During his extensive career, Mr. Kosnik served as President and Chief Executive Officer of Berwind Group, a diversified, industrial real estate and financial services company, from 1999 to 2001, and as its President and Chief Operating Officer from 1997 to 1999. From 1994 to 1997, he was Executive Vice President and Chief Financial Officer at Alexander and Alexander, Inc., a global insurance broker and risk management company. He previously was Chairman, President and Chief Executive Officer of JWP, Inc. and was President and Chief Executive Officer of Sprague Technologies. Mr. Kosnik also was Executive Vice President and Chief Financial Officer of Penn Central and held various senior management positions at Arvida Corporation. Mr. Kosnik has also served on the Board of Trustees for Marquette University.

Previously, Mr. Kosnik has served as a Director and member of the Audit Committees of Buckeye Partners L.P. from its 1986 inception until September 2007, Premcor Inc. from November 2004 to September 2005, Semgroup Energy Partners L.P. from July 2008 to November 2009, and Steelpath MLP Funds Trust from January 2010 to December 2012.

Mr. Kosnik earned a bachelor's degree from Marquette University and a M.B.A. from the Wharton School at the University of Pennsylvania. Following his graduation from Marquette, he served as an officer in the United States Navy.

Thomas D. O’Malley, PBF’s Executive Chairman, said, “We are very pleased to have Mr. Kosnik join PBF’s Board. Mr. Kosnik’s broad financial and corporate background, and knowledge of the refining and logistics sectors, will be of great benefit to PBF as we continue to develop the company.”

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

CONTACT:
PBF Energy Inc.
Colin Murray (investors)
ir@pbfenergy.com
973-455-7578
or
Michael C. Karlovich (media)
mediarelations@pbfenergy.com
973-455-8994